Great-West Life & Annuity Insurance Company of New York
A Stock Company
Home Office: [50 Main Street, White Plains, NY 10606]
For service, call [1-866-696-8232]
Group Variable Deferred Annuity Certificate
Great-West Life & Annuity Insurance Company of New York (“GWL&A of NY,” “we,” “us,” “our”) has issued this certificate (“Certificate”) in connection with a group variable deferred annuity (the “Group Contract”) that is established as a means of providing for retirement for Participants and the support of the Beneficiaries of such Participants.
This Certificate is not a contract; it is a summary of the rights, duties and benefits of the Group Contract. A copy of the Group Contract may be obtained by requesting it in writing from GWL&A of NY. If there is any conflict between the provisions of the Group Contract and those of this Certificate, the Group Contract is the controlling document. The Group Contract may be terminated by GWL&A of NY or the Group Contractholder.
GWL&A of NY agrees to provide benefits set forth in this Certificate while this Certificate is in force. The Certificate takes effect on the Certificate Date shown on the Certificate Data Page. PLEASE READ THIS CERTIFICATE CAREFULLY.
RIGHT TO EXAMINE: IF NOT SATISFIED WITH THIS CERTIFICATE FOR ANY REASON, RETURN IT TO OUR ADMINISTRATIVE OFFICES AT THE ADDRESS NOTED ABOVE OR TO AN AUTHORIZED AGENT OF GWL&A OF NY WITHIN 10 DAYS [(OR WITHIN SUCH PERIOD OF TIME REQUIRED BY STATE LAW)] OF RECEIVING IT. [IF THE CERTIFICATE IS ISSUED AS A REPLACEMENT OF EXISTING LIFE INSURANCE OR ANNUITY COVERAGE, THE RIGHT TO CANCEL PERIOD IS EXTENDED TO [60] DAYS FROM THE DATE OF RECEIVING IT.] THE CERTIFICATE WILL BE DEEMED VOID FROM THE START, AND GWL&A OF NY WILL REFUND THE VARIABLE ACCOUNT VALUE AS OF THE DATE WE RECEIVE YOUR REQUEST FOR CANCELLATION.
Signed for GWL&A of NY and effective on the issuance of the Certificate.

[/s/ Richard Schultz Secretary]	[/s/ Andra Bolotin President]
THIS CERTIFICATE PROVIDES PAYMENTS OR VALUES THAT ARE VARIABLE AND MAY INCREASE, DECREASE, OR REMAIN THE SAME, BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT, AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.
The Guaranteed Lifetime Withdrawal Benefit available under this Contract is designed to provide Participants with guaranteed lifetime periodic payments. The benefit is subject to certain investment restrictions and other limitations set forth in the Group Contract, and may cease upon termination of the Group Contract. Withdrawals in excess of the full guaranteed annual withdrawal (“GAW”) under the Guaranteed Lifetime Withdrawal Benefit will result in a permanent reduction in future GAWs. A GLWB Participant must be fully vested under the Plan before he or she can begin receiving GAWs.
GWL&A of NY reserves the right to: (i) limit the amount, type, and frequency of Certificate Contributions; (ii) refuse any Certificate Contribution; and (iii) stop accepting Certificate Contributions altogether.
GWL&A of NY’s prior approval may be required before a Certificate Contribution may be made that causes a GLWB Participant’s Variable Account Value to exceed [$5,000,000].
Withdrawal of Variable Account Value and proceeds payable at death of the Certificate Owner are subject to limitations set forth in the Group Contact.
This Certificate is non-participating and does not pay dividends.
Non-Assignable

CERTIFICATE DATA PAGE

CERTIFICATE OWNER:	[Jane Doe]
CERTIFICATE OWNER ADDRESS:	[123 Illustrative Road, White Plains, NY 10606]
CERTIFICATE DATE:	[January 1, 2016]
CERTIFICATE NUMBER:	[123456-01]

CERTIFICATE MINIMUMS AND MAXIMUMS:

•	Maximum Age for initial Contribution into Covered Fund: 85

•	Minimum Age of Certificate Owner (Single Covered Person) or Younger Covered Person (Joint Covered Persons) when Guaranteed Annual Withdrawals Begin: [55]

•	Benefit Base Cap: [$5,000,000]

CHARGES AND EXPENSES: Please consult your Group Contractholder or other Plan information for all Plan charges, including but not limited to, those stated in this Certificate.

	Minimum	Maximum
Guaranteed Benefit Fee (annualized rate)	0.70%	1.50%
Variable Asset Charge (annualized rate)	0.00%	1.00%
Contract Maintenance Charge (annual charge)	$0.00	$100.00

COVERED FUNDS

•	Initially designated by Plan Sponsor on the Application to the Group Contract.

GUARANTEED ANNUAL WITHDRAWAL RATES

Single Covered Person	Joint Covered Persons
[4.0%] for life at ages [55-64]	[3.50%] for youngest joint life at [55-64]
[5.0%] for life at ages [65-69]	[4.50%] for youngest joint life at [65-69]
[6.0%] for life at ages [70-79]	[5.50%] for youngest joint life at [70-79]
[7.0%] for life at ages [80+]	[6.50%] for youngest joint life at [80+]

TABLE of CONTENTS    Page

SECTION 1.	DEFINITIONS 5

SECTION 2.	OWNERSHIP PROVISIONS 8

2.01	Ownership of the Certificate 8

2.02	Ownership of the Assets of the Separate Account 8

2.03	Transfer and Assignment 8

SECTION 3.	Variable Annuity-8 Series Account 8

3.01	Overview 8

3.02	Changes to the Separate Account and Modification of Covered Funds 8

SECTION 4.	VARIABLE ACCOUNT VALUE 9

4.01	Overview 9

4.02	Accumulation Unit Value 9

4.03	Net Investment Factor 9

4.04	Accumulation Unit 10

4.05	Transaction Date 10

SECTION 5.	CERTIFICATE CONTRIBUTIONS 10

5.01	Certificate Contributions 10

5.02	Allocation of Certificate Contributions 11

SECTION 6.	GLWB PARTICIPANT-DIRECTED TRANSFERS 11

6.01	General Requirements 11

6.02	Restrictions on Transfers 11

SECTION 7.	GUARANTEED LIFETIME WITHDRAWAL BENEFIT (“GLWB”) 11

7.01	Overview 11

7.02	GLWB Investment Restrictions 11

7.03	Restoration of the Benefit Base 12

7.04	Cancellation of the GLWB 12

7.05	Termination of the GLWB 12

SECTION 8.	GLWB-THE ACCUMULATION PHASE AND CALCULATION OF THE BENEFIT BASE 13

8.01	Benefit Base 13

8.02	Additional Certificate Contributions 13

8.03	Annual Adjustments to Benefit Base 13

8.04	Effect of Withdrawals, Distributions and Transfers during the Accumulation Phase 13

8.05	Loans During the Accumulation Phase 14

8.06	QDROs during Accumulation Phase 14

8.07	Death during Accumulation Phase 14

SECTION 9.	GLWB-THE WITHDRAWAL PHASE 15

9.01	Calculation of Guaranteed Annual Withdrawal 15

9.02	Installment Frequency Options 15

9.03	Effect of Installments on Covered Fund Value 16

9.04	Ratchet to Benefit Base during the Withdrawal Phase 16

9.05	Resets of Guaranteed Annual Withdrawals during the Withdrawal Phase 16

9.06	Effect of Excess Withdrawals during the Withdrawal Phase 17

9.07	Effect of Loan 17

9.08	Lump Sum Distributions and Change of Installment Frequency during Withdrawal Phase 17

9.09	QDROs during Withdrawal Phase 18

9.10	Vesting 19

9.11	Payments on Death During Withdrawal Phase 19

SECTION 10.	GLWB-THE SETTLEMENT PHASE 19

10.01	Group Contract Rights and Benefits 19

10.02	Fees 19

10.03	Installments 20

10.04	QDROs during the Settlement Phase 20

10.05	Death during the Settlement Phase 20

SECTION 11.	DISTRIBUTIONS FROM ACCOUNTS 20

11.01	Distribution Requirements 20

11.02	Rollovers 20

11.03	Establishment of Alternate Payee Account 20

11.04	Required Minimum Distributions 21

11.05	Distributions after the GLWB Participant’s Death 21

11.06	Plan-to-Plan Transfers 22

SECTION 12.	ANNUITY PAYMENT OPTIONS 22

12.01	Overview 22

12.02	Annuity Payment Options 22

12.03	Proof of Age and Survival 23

SECTION 13.	CHARGES AND OTHER FEES 23

13.01	Guarantee Benefit Fee 23

13.02	Variable Asset Charge 24

13.03	Contract Maintenance Charge 24

13.04	Covered Fund Expenses 24

13.05	Deductions for Premium Taxes and Other Taxes 24

13.06	Service Charges and Fees 24

13.07	Payment of Charges and Fees 24

13.08	Grace Period 25

SECTION 14.	OTHER PROVISIONS 25

14.01	Loans 25

14.02	Misstatement of Age or Death 25

SECTION 15.	gROUP cONTRACT TERMINATION 25

15.01	Notice of Group Contract Termination 25

15.02	Group Contract Termination Provisions 25

15.03	If the Plan Sponsor Terminates the Group Contract 25

15.04	If GWL&A of NY Terminates the Group Contract 26

15.05	Other Termination 26

SECTION 16.	CERTIFICATE TERMINATION 26

SECTION 17.	GENERAL PROVISIONS 26

17.01	Certificate 26

17.02	Group Contract Modification 26

17.03	Plan Provisions 27

17.04	Non-Participating 27

17.05	Currency and Certificate Contributions 27

17.06	Notices or other Communications 27

17.07	Disclaimer 27

17.08	Representations 27

17.09	Non-Waiver 27

17.10	Applicable Tax 27

17.11	Information 28

SECTION 1.	DEFINITIONS

Accumulation Phase - The period of time between the date a GLWB Participant’s GLWB benefit begins to accrue and the Initial Installment Date.

Accumulation Unit - The accounting measure described in the Certificate and used by GWL&A of NY to determine a Participant’s Variable Account Value.

Administrative Offices - [8515 East Orchard Road, Greenwood Village, CO 80111].

Alternate Payee - Any spouse, former spouse, child or other dependent of the Certificate Owner, or any other person recognized under applicable law who is recognized by a Qualified Domestic Relations Order as having a right to receive all or a portion of the benefit payable under a Plan with respect to such Certificate Owner.

Annuitant - The person upon whose life the payment of an annuity is based.

Annuity Commencement Date - The date that annuity payments (described in Section 12) begin to an Annuitant.

Attained Age - The Covered Person(s)’ age on a Ratchet Date.

Beneficiary - A person or entity designated by the GLWB Participant or under the terms of the Plan to receive all or a portion of the GLWB Participant’s Variable Account Value upon the death of the GLWB Participant.

Benefit Base - The amount that is multiplied by the Guaranteed Annual Withdrawal Percentage to calculate the Guaranteed Annual Withdrawal. The Benefit Base is not a cash value; it is used only to calculate Installments during the Withdrawal Phase and the Settlement Phase. The Benefit Base will be initially set as provided in Section 8.01. The Benefit Base increases dollar-for-dollar upon any Certificate Contribution made after the Benefit Base begins accruing, and is reduced proportionately for an Excess Withdrawal. The Benefit Base can also increase with positive market performance on the Ratchet Date. Each Covered Fund will have its own Benefit Base. Except as otherwise described in this Certificate, a Covered Fund Benefit Base cannot be transferred to another Covered Fund.

Business Day - Any day, and during the hours, on which the New York Stock Exchange is open for trading. Except as otherwise provided in this Certificate, in the event that a date falls on a non-Business Day, the date of the succeeding Business Day will be used.

Certificate Contributions -Eligible rollovers, Transfers, payroll deductions, and other amounts that are received by GWL&A of NY under the Certificate on behalf of a GLWB Participant and allocated to a Participant Account, and are made pursuant to Section 5.01.

Certificate Date - The date on which the Certificate is issued to the Certificate Owner.

Certificate Owner (you, yours) - The person named on the Certificate Data Page who is eligible to enroll under the Group Contract and purchase the GLWB and has certain rights and privileges as set forth in this Certificate.

Code - The Internal Revenue Code of 1986, as amended, and all related laws and regulations which are in effect during the term of the Certificate.

Covered Fund - A mutual fund, unit investment trust, or other investment portfolio in which a Variable Account invests all of its assets. Subject to compliance with applicable law, GWL&A of NY reserves the right to add, remove or substitute Covered Funds and, subject to any required regulatory approval, to transfer assets in one Variable Account to another, as provided in Section 3.02.

Covered Fund Value - The value of assets allocated to a Variable Account invested in a Covered Fund. The Covered Fund Value reflects a return based upon the investment experience of the Covered Fund and will increase or decrease accordingly.

Covered Person(s) - For purposes of this Certificate, the person(s) whose age determines the Guaranteed Annual Withdrawal Percentage and on whose life the Guaranteed Annual Withdrawal will be based. If there are two Covered Persons, the Guaranteed Annual Withdrawal Percentage will be based on the age of the younger life and the Installments can continue until the death of the second life. A joint Covered Person must be the GLWB Participant’s spouse and the sole designated beneficiary under the Plan.

Distribution - An amount paid to a GLWB Participant from a Covered Fund pursuant to the terms of the Plan and the Code.

ERISA - Employee Retirement Income Security Act of 1974, as amended.

Excess Withdrawal - An amount either distributed or transferred from the Covered Fund(s) during the Accumulation Phase, or any amount combined with all other amounts that exceeds the GAW during the Withdrawal Phase. An Excess Withdrawal reduces the Benefit Base, pursuant to Section 8.04 and Section 9.06. Neither the Guarantee Benefit Fee, nor any other fees and charges assessed against the Covered Fund Value will be treated as a Distribution or Excess Withdrawal for this purpose.

General Account - GWL&A of NY’s assets other than those held in the Separate Account or any other segregated investment account.

GLWB Participant - A Certificate Owner, Alternate Payee or Beneficiary who is: (i) eligible to enroll under the Group Contract and purchase the GLWB; (ii) invested in Covered Fund(s); and (iii) a Covered Person.

GWL&A of NY (we, us, our) - Great-West Life & Annuity Insurance Company of New York, which has a Home Office and Administrative Offices at the addresses shown on the cover page of the Certificate.

Good Order - Notice from any person authorized to initiate a transaction under this Certificate that is received by GWL&A of NY at the Administrative Office, is submitted in accordance with the provisions of this Certificate and in a format(s) satisfactory to GWL&A of NY, and contains all information, documentation, and instructions necessary for GWL&A of NY to process such transaction. All requests to initiate transactions under this Certificate, and to change the frequency and amount of Installments-including in the event of Ratchet or Reset, must be in Good Order. Each such request is subject to any action taken by GWL&A of NY before we have received the request.

Group Contract - An agreement between GWL&A of NY and the Group Contractholder providing a flexible premium group variable deferred annuity issued in connection with certain retirement plans.

Group Contractholder - An entity that sponsors a Plan described in Code § 403(b).

Guaranteed Annual Withdrawal (GAW) - The maximum annualized withdrawal amount that is guaranteed for the lifetime of the Covered Person(s), subject to the terms of this Certificate. During the Withdrawal Phase, a Covered Person may receive Installments totaling less than the GAW.

Guaranteed Annual Withdrawal Percentage (GAW%) - Pursuant to the schedule set forth on the Certificate Data Page, the percentage of the Benefit Base that determines the GAW. This percentage is based on the age of the Covered Person(s) at the time of the first Installment. If there are two Covered Persons, the percentage is based on the age of the younger Covered Person.

Guaranteed Lifetime Withdrawal Benefit (GLWB) - A payment option offered under the Plan that pays Installments during the life of the Covered Person(s). The GLWB Participant will receive periodic payments in either monthly, quarterly, semiannual or annual Installments that when added together over a 12-month period, measured from Ratchet Date to Ratchet Date, can equal up to the GAW without causing an Excess Withdrawal.

Initial Installment Date - The date of the first periodic payment of the GAW, which must be a Business Day.

Installments - Pursuant to Section 9.01, periodic payments that, over one year measured from Ratchet Date to Ratchet Date, can equal up to the GAW without causing an Excess Withdrawal.

Participant - An individual who is eligible to participate in a Plan.

Participant Account - A separate record maintained by the Plan Sponsor or its designee in the name of each Certificate Owner that reflects his or her share in the Variable Accounts.

Payee - A person entitled to receive all or a portion of the value of the Certificate Owner’s Participant Account.

Plan - A retirement program that an employer offers to its employees that is funded in part by the Group Contract. Each Plan must meet the applicable requirements of Code § 403(b).

Plan Sponsor - An entity maintaining the Plan on behalf of Participants, Alternate Payees, and Beneficiaries.

Qualified Domestic Relations Order (QDRO) - A domestic relations order that: (i) creates or recognizes the existence of an Alternate Payee’s right to, or assigns to an Alternate Payee the right to, receive all or a portion of the benefits payable with respect to a Certificate Owner; (ii) complies with applicable requirements of the Code and/or ERISA; and (iii) is approved by the Plan Sponsor or its designee.

Ratchet - An increase in the Benefit Base if the Covered Fund Value exceeds the current Benefit Base on the Ratchet Date, pursuant to Section 8.03 and Section 9.04. GWL&A of NY will not increase Installments to reflect a Ratchet unless directed to do so by the GLWB Participant.

Ratchet Date - During the Accumulation Phase, the Ratchet Date is the anniversary of the date the initial Benefit Base is calculated for a Covered Fund, and each anniversary thereafter. During the Withdrawal Phase, the Ratchet Date is the Initial Installment Date and each anniversary of the Initial Installment Date thereafter. If any anniversary in the Accumulation Phase or the Withdrawal Phase is not a Business Day, then the Ratchet Date will be the last Business Day before that anniversary.

Reset - During the Withdrawal Phase, GWL&A of NY will reset a GLWB Participant’s Benefit Base to equal the Covered Fund Value and reset the GAW% to the GAW rate applicable to the Covered Person(s)’ Attained Age if such amount is greater than the existing Benefit Base multiplied by the existing applicable GAW%. GWL&A of NY will not increase Installments to reflect a Reset unless directed to do so by the GLWB Participant.

RMD - Required Minimum Distribution, as described in Section 11.04.

Settlement Phase - The period when the Covered Fund Value has reduced to zero by means other than an Excess Withdrawal, provided the Benefit Base is greater than zero. Installments continue during the Settlement Phase under the terms of the Group Contract.

Transfer - The reinvestment or exchange of all or a portion of the Covered Fund Value from one Variable Account to another or outside the Group Contract to another eligible Plan investment option.

Valuation Date - A Business Day on which the net asset value of each Variable Account is determined.

Valuation Period - The period between successive Valuation Dates.

Variable Account - A division of the Variable Annuity-8 Series Account. There is a different Variable Account for each Covered Fund.

Variable Account Value - The sum of a GLWB Participant’s interests in the Variable Accounts; the total of the GLWB Participant’s Variable Account Values credited to the GLWB Participant’s Participant Account. The GLWB Participant’s Variable Account Value reflects a return based upon the investment experience of the Variable Accounts selected and will increase or decrease accordingly.

Variable Annuity-8 Series Account (Separate Account) - A segregated investment account that GWL&A of NY established under GWL&A of NY’s state of domicile. The Variable Annuity-8 Series Account is registered as a unit investment trust under the Investment Company Act of 1940 (the “1940 Act”) and is divided into sub-accounts that are referred to in the Group Contract and this Certificate as “Variable Accounts.”

Withdrawal Phase - The period of time between the Initial Installment Date and the first calendar day of the Settlement Phase.

SECTION 2.	OWNERSHIP PROVISIONS
2.01     Ownership of the Certificate
The Certificate Owner is the person identified on the Certificate Data Page who is eligible to enroll under the Group Contract and purchase the GLWB, and who is entitled to exercise all of the benefits, rights and privileges under the Certificate while the Certificate Owner is still living. A Certificate Owner’s vested interest in his or her Participant Account is nonforfeitable.
2.02     Ownership of the Assets of the Separate Account
GWL&A of NY is the owner of the assets of the Variable Annuity-8 Series Account.
2.03     Transfer and Assignment
The interests of the Certificate Owner in the Certificate are nontransferable and may not be waived, relinquished or assigned, sold, pledged, charged, encumbered, or in any way alienated, except as may be permitted under the Code, by law, or by applicable court order.

SECTION 3.	Variable Annuity-8 Series Account
3.01    Overview
The Variable Annuity-8 Series Account is a segregated investment account maintained and held apart from GWL&A of NY’s General Account and any other investment account of GWL&A of NY, and is governed by the laws of GWL&A of NY’s state of domicile. The Variable Annuity-8 Series Account is divided into Variable Accounts, each of which invests in a different Covered Fund.
Income, gains, or losses, whether or not realized, from assets allocated to the Variable Annuity-8 Series Account are credited to or charged against the Variable Annuity-8 Series Account without regard to other income, gains or losses of GWL&A of NY, including GWL&A of NY’s General Account or any other GWL&A of NY segregated investment account. Similarly, the income, gains, or losses of each Variable Account within the Variable Annuity‑8 Series Account are credited to or charged against the assets held in that Variable Account without regard to the income, gains, or losses of any other Variable Account.
The portion of the assets of the Variable Annuity-8 Series Account equal to the reserves and other liabilities of the Variable Annuity-8 Series Account will not be charged with liabilities that arise from any other business of GWL&A of NY.
3.02    Changes to the Separate Account and Modification of Covered Funds
GWL&A of NY reserves the right to make certain changes to the structure and operation of the Variable Annuity-8 Series Account, including the following. Subject to compliance with applicable law, GWL&A of NY also reserves the right to:

•	operate the Separate Account in any form permitted under the 1940 Act, or in any other form permitted by law.

•	deregister the Separate Account under the 1940 Act.

•	add Variable Accounts that invest in investment portfolios suitable for the Certificate.

•	eliminate Variable Accounts.

•	close certain Variable Accounts to allocations of Certificate Contributions or Transfers by current or new Certificate Owners or GLWB Participants.

•	establish additional segregated investment accounts and/or divisions of such segregated investment accounts (“sub-accounts”).

•	combine the Separate Account with one or more different segregated investment accounts established by GWL&A of NY.

•	combine Variable Accounts, or combine a Variable Account with a sub-account of a different segregated investment account established by GWL&A of NY.

•	endorse the Certificate to reflect changes to the Separate Account and Variable Accounts.

•	make any changes required by the Code or by any other applicable law in order to continue treatment of the Group Contract as an annuity.

GWL&A of NY also reserves the right, subject to compliance with applicable law, to add, remove or substitute Covered Funds. New or substitute Covered Funds may have different fees and expenses, and their availability may be limited to certain GLWB Participants in a manner consistent with applicable New York insurance discrimination laws. Such actions may become necessary if, in GWL&A of NY’s judgment, a Covered Fund no longer suits the purposes of the Group Contract. This may happen as a result of a change in laws or regulations, or a change in a Covered Fund’s or Variable Account’s investment objectives or restrictions, or because the Covered Fund or Variable Account is no longer available for investment, or for some other reason. Subject to any required regulatory approvals, GWL&A of NY reserves the right to transfer assets in one Variable Account to another Variable Account. GWL&A of NY will notify the Plan Sponsor whenever the Covered Funds are changed. Absent different instructions from the Plan Sponsor, GWL&A of NY will, subject to any required regulatory approvals, complete the allocations among the Covered Fund(s) as disclosed in the notice. Such allocation will remain in effect until the date GWL&A of NY receives a request, made in Good Order, for a different allocation.

If any of the above actions result in a material change in the underlying investments of a Variable Account in which GLWB Participants are invested, GWL&A of NY will provide at least [60] calendar days written notice to the Plan Sponsor. This notice will explain any Variable Account change(s), communicate the timeline and effective date of any Variable Account change, provide information on the fees received by GWL&A of NY, and explain Plan Sponsor’s right to opt out of any Variable Account change. The absence of an objection by Plan Sponsor to such notice shall be deemed to be a consent to the change(s). If GWL&A of NY is provided notice from a Covered Fund provider that results in a change to the investment options available under a Plan, GWL&A of NY will provide Plan Sponsor with notice of that change as soon as administratively feasible.

If GWL&A of NY does not receive an objection from Plan Sponsor to a GWL&A of NY-initiated change, GWL&A of NY will, subject to required regulatory approvals, transfer a GLWB Participant’s Variable Account Value between Variable Accounts as disclosed in the notice. Such allocation will be in effect until such time as GWL&A of NY receives a written request, in Good Order, for a different allocation.

If Plan Sponsor provides written objection to GWL&A of NY within the [60] calendar day notice period, GWL&A of NY will not make the proposed change in Variable Accounts available under the Group Contract associated with this Certificate. If Plan Sponsor objects to a proposed Variable Account change, GWL&A of NY may terminate the Group Contract in accordance with Section 15 of this Certificate.

SECTION 4.	VARIABLE ACCOUNT VALUE
4.01    Overview
A GLWB Participant’s Variable Account Value reflects a return based upon the investment experience of the Variable Account(s) selected by the GLWB Participant, each of which is invested in a Covered Fund. The value of a Variable Account for a GLWB Participant will be determined by multiplying the number of Accumulation Units for that Variable Account by the Accumulation Unit value for that Variable Account. Any charges, fees and applicable tax may affect the value of a Variable Account.
4.02    Accumulation Unit Value
The Accumulation Unit value of a Variable Account on any Valuation Date is equal to: (a) the Accumulation Unit value of that Variable Account as of the immediately preceding Valuation Date; multiplied by (b) the net investment factor for the Valuation Period ending on the Valuation Date on which the Accumulation Unit value is being determined.

The Accumulation Unit value may increase, decrease, or remain unchanged as a result of the value of the net investment factor.
4.03    Net Investment Factor
The net investment factor for a Variable Account is a calculated value that measures the investment performance of that Variable Account from one Valuation Period to the next. The net investment factor for any Valuation Period is determined by dividing (a) by (b), and then subtracting (c) from the result where:

(a)	is the net result of:

(i)	the net asset value per share or unit value of the Covered Fund in which the Variable Account invests determined at the end of the current Valuation Period; plus

(ii)
the per share or unit value amount of any dividend (including a deduction for an investment advisory fee) and, if applicable, any capital gains distribution made by that Covered Fund if the “ex-dividend” date occurs during the current Valuation Period; plus or minus

(iii)	a per unit charge or credit for any taxes reserved for, which is determined by GWL&A of NY to have resulted from the investment operations of that Variable Account;

(b)	is the net asset value per share or unit value of the Covered Fund in which the Variable Account invests determined at the end of the immediately preceding Valuation Period; and
(c) is an amount representing the Variable Asset Charge, deducted on a daily basis. Such amount will vary, depending on the Group Contractholder’s schedule of terms and fees.
4.04    Accumulation Unit
Certificate Contributions (including Transfer requests) received at the Administrative Offices of GWL&A of NY before the close of a Valuation Period will be allocated as requested and applied as of that date based upon the Accumulation Unit value for that Variable Account.
For each Certificate Contribution and Transfer request, the number of Accumulation Units credited for each GLWB Participant to a Variable Account is determined by: (a) the dollar amount allocated to that Variable Account; divided by (b) the value of the Accumulation Unit for that Variable Account for the Valuation Date on which the Certificate Contribution is allocated to that Variable Account.
The number of Accumulation Units will not change because of a later change in the Accumulation Unit value. However, the Accumulation Unit value will vary to reflect the investment experience of the Variable Account.
4.05    Transaction Date
All transaction requests and Certificate Contributions that are timely made and received and in Good Order before the close of business of the New York Stock Exchange will be processed as of the date received, and if received after the close of business of the New York Stock Exchange will be processed on the next Business Day. However, GWL&A of NY is not liable for the results of any delay or interruption as a result of causes or conditions beyond its control including, without limitation, labor disputes, riots, war and war-like operations including acts of terrorism, epidemics, explosions, sabotage, acts of God, failure of power, fire or other casualty, natural disasters or disruptions in orderly trading on any relevant exchange or market, including disruptions due to extraordinary market volume that result in substantial delay in receipt of correct data.

SECTION 5.	CERTIFICATE CONTRIBUTIONS
5.01    Certificate Contributions
Subject to ERISA, as applicable, the Code, and the terms of the Plan and the Group Contract, Certificate Contributions may be made at any time until the Settlement Phase begins.
GWL&A of NY is not responsible for determining the amount of Certificate Contributions to be made for any Participant.
GWL&A of NY reserves the right, after providing advance written notice to GLWB Participants, to: (i) limit the amount, type, and frequency of Certificate Contributions; (ii) refuse any Certificate Contribution; and (iii) stop accepting Certificate Contributions altogether.
GWL&A of NY’s prior approval may be required before a Certificate Contribution may be made that causes a GLWB Participant’s Variable Account Value to exceed [$5,000,000].
Each Participant’s elective Contributions under the Group Contract are limited to the amount permitted under Code § 402(g). Should any Participant’s Contributions exceed the allowable amount, such Contributions may be distributed from the Group Contract in accordance with Internal Revenue Service requirements, as amended from time to time. The Plan Sponsor or the Participant, as applicable, must submit a request to GWL&A of NY, in Good Order, that such Contributions be distributed before GWL&A of NY will initiate a Distribution.

5.02    Allocation of Certificate Contributions
Certificate Contributions less any applicable tax (see Section 17.10), will be allocated in a Participant Account when received in Good Order by GWL&A of NY, subject to Section 4.05 of this Certificate.
Certificate Contributions will be allocated as directed by the GLWB Participant among any number of currently offered Variable Accounts available under the Group Contract. If the Covered Fund options are changed, Certificate Contributions may be redirected or reallocated as set forth in Section 3.02.

SECTION 6.    GLWB PARTICIPANT-DIRECTED TRANSFERS
6.01    General Requirements
Upon receipt of a request that is in Good Order and meets all of the requirements of this section, GWL&A of NY will process a single-sum Transfer of all or a portion of a Participant Account in the Plan, provided that such Transfers:

•	satisfy the terms of the Plan in accordance with the appropriate provisions of the Code;

•	satisfy any restrictions in any Group Contract rider(s); and

•	satisfy any trading restrictions imposed by the Covered Fund provider, including, but not limited to, mutual fund and collective trust restrictions on market timing or excessive trading.
A Transfer will take effect on the later of the date designated in the Transfer request or on the Valuation Date that GWL&A of NY receives the Transfer request in Good Order.
6.02    Restrictions on Transfers
GWL&A of NY may limit the number of Transfers and set a minimum Transfer amount. Any such restrictions will be communicated to the Plan Sponsors and GLWB Participants.

SECTION 7.    GUARANTEED LIFETIME WITHDRAWAL BENEFIT (“GLWB”)
7.01    Overview
The GLWB provides a GLWB Participant guaranteed lifetime Installments, provided that certain conditions are met. The GLWB Participant may elect to receive Installments in annual, semi-annual, quarterly or monthly Installments that, when added together over a 12-month period between Ratchet Dates, total not more than the Guaranteed Annual Withdrawal (“GAW”).

The amount of the GAW is initially determined based, in part, on the age of the Covered Person or, if there are joint Covered Persons, on the age of the younger Covered Person. If there are joint Covered Persons, unless otherwise elected, the Installments will continue until the death of the second life. In order to be a joint Covered Person under the Group Contract, a joint Covered Person must be and remain the Certificate Owner’s spouse and the sole beneficiary of the Certificate Owner’s Participant Account.

The sum of the Installments over a 12-month period measured between Ratchet Dates may be less than the GAW. Except as otherwise provided in Section 10.03, GWL&A of NY will not increase Installments unless the GLWB Participant provides written notice to GWL&A of NY in accordance with the Group Contract. If the entire GAW is not taken as Installments, the amount not taken does not increase future GAWs. Upon written notice to GWL&A of NY provided at any time before the Settlement Phase, the GLWB Participant may alter the frequency of Installments and discontinue payments altogether.
7.02    GLWB Investment Restrictions
All Certificate Contributions and value in the GLWB Participant’s Participant Account must be allocated to Variable Accounts that invest in Covered Funds.
7.03    Restoration of the Benefit Base
If Plan Sponsor terminates a guaranteed lifetime withdrawal benefit contract (“Old GLWB Contract”) of GWL&A of NY or its affiliate and transfers covered fund assets from the Old GLWB Contract into the Group Contract, GWL&A of NY will take a GLWB Participant’s Benefit Base and applicable GAW, as measured on the Old GLWB Contract termination date, and restore such amounts under the Group Contract only if the Plan Sponsor: (i) invests all Old GLWB Contract covered fund proceeds to comparable Covered Fund(s) in the Group Contract (as determined by GWL&A of NY); and (ii) submits a request, in Good Order, to restore the Benefit Base. GLWB Participants already in the Settlement Phase in the Old GLWB Contract will continue in Settlement Phase in the Group Contract.
7.04    Cancellation of the GLWB
The GLWB is cancelled when the GLWB Participant’s Covered Fund Value and Benefit Base are reduced to zero before the Settlement Phase as a result of one or more Excess Withdrawals. If the GLWB is cancelled, the Benefit Base, GAW, and any other benefit accrued or received under the GLWB will terminate.
Numerical Example Where GLWB Is NOT Cancelled:
Attained Age: 67
Current Benefit Base = $100,000
Current Covered Fund Value = $55,000
Current GAW%: 5%
Current GAW Installment amount = $5,000
Covered Fund Value after GAW payment = $55,000 - $5,000 = $50,000

Covered Fund Value before the Excess Withdrawal adjustment = $50,000
Excess Withdrawal amount: $49,500
Covered Fund Value after Excess Withdrawal = $50,000 - $49,500 = $500
Covered Fund Value adjustment = $500/$50,000 = 0.01
Adjusted Benefit Base = $100,000 x 0.01 = $1,000

New GAW Installment amount = $1,000 * 5% = $50
Numerical Example Where GLWB Is Cancelled:
Attained Age: 67
Current Benefit Base = $100,000
Current Covered Fund Value = $55,000
Current GAW%: 5%
Current GAW Installment amount = $5,000
Covered Fund Value after GAW payment = $55,000 - $5,000 = $50,000

Covered Fund Value before the Excess Withdrawal adjustment = $50,000
Excess Withdrawal amount: $50,000
Covered Fund Value after Excess Withdrawal = $50,000 - $50,000 = $0
Covered Fund Value adjustment = $0/$50,000 = 0
Adjusted Benefit Base = $100,000 x 0 = $0

So, as the Benefit Base is depleted, the GLWB is cancelled.
7.05    Termination of the GLWB
The GLWB will automatically terminate for a GLWB Participant as provided in the Group Contract in circumstances including, but not limited to, the following:

•	on the Annuity Commencement Date (described in Section 12).

•
upon death of the GLWB Participant if there is no surviving Covered Person or, if there are joint Covered Persons, the death of the second to die, if the second Covered Person continues to participate in the Group Contract.

•	subject to the grace period described in Section 13.08, if GWL&A of NY does not receive the Guarantee Benefit Fee assessed on a GLWB Participant’s Variable Account Value on the date the fee is due.

•
if the Plan Sponsor discontinues the use of a GWL&A of NY approved Covered Fund and does not consent to transfer such Covered Fund to a comparable Covered Fund (currently made available by GWL&A of NY).

•
if the Plan contains a small account payout provision that is activated and the GLWB Participant does not elect a rollover distribution to an Individual Retirement Account (“IRA”) or an Individual Retirement Annuity that offers a GWL&A of NY approved GLWB feature.

•	if the Plan Sponsor terminates the Group Contract and the GLWB Participant is not in the Settlement Phase (as described in Section 15).

SECTION 8.	GLWB-THE ACCUMULATION PHASE AND CALCULATION OF THE BENEFIT BASE
8.01    Benefit Base
Each Covered Fund has its own Benefit Base. Depending on the Covered Fund, the Benefit Base will be initially set at the Covered Fund Value on either the Business Day the GLWB is “triggered,” or upon the first Certificate Contribution allocated to the Covered Fund. For Covered Funds that are Great-West SecureFoundation Lifetime Funds, the “Trigger Date” is the first Business Day of the year 10 years before the “target date” of the Covered Fund-e.g., the Trigger Date for the Great‑West SecureFoundation Lifetime 2030 Fund will be the first Business Day of January 2020. For all other Covered Funds, the Benefit Base initially is determined upon the first Certificate Contribution allocated to the Covered Fund, and will equal that amount. Because the GLWB is effective upon the initial Certificate Contribution to such other Covered Funds, there is no Trigger Date for such other Covered Funds.

The Benefit Base cannot exceed [$5,000,000]. Any value over [$5,000,000] will be considered excess Covered Fund Value and will not be used to calculate GAWs or the Guarantee Benefit Fee (described in Section 13.01). A GLWB Participant may access any excess Covered Fund Value on a dollar for dollar basis without reducing the Benefit Base. However, if the Covered Fund Value falls below [$5,000,000] based on Excess Withdrawals, the Benefit Base will adjust pursuant to the terms of the Group Contract.
8.02    Additional Certificate Contributions
Subject to ERISA, as applicable, the Code, and terms of the Plan and the Group Contract, additional Certificate Contributions may be allocated to the Covered Fund(s) at any time until the Settlement Phase begins. Additional Certificate Contributions will increase the Benefit Base dollar-for-dollar. The Group Contractholder or a GLWB Participant, as applicable, must submit a request, in Good Order, that any excess salary reduction Certificate Contributions be distributed in a timely manner in accordance with the Code. Such distribution will be an Excess Withdrawal as provided in Section 8.04.

GWL&A of NY will provide GLWB Participants 30 calendar days advance written notice before no longer accepting additional Certificate Contributions. After GWL&A of NY has provided such notice, GLWB Participants will retain all other rights under the Group Contract, except the right to make additional Certificate Contributions under the Group Contract.
8.03    Annual Adjustments to Benefit Base
On each Ratchet Date during the Accumulation Phase, the Benefit Base automatically adjusts to the greater of:

•	the current Benefit Base; and

•	the current Covered Fund Value.

8.04	Effect of Withdrawals, Distributions and Transfers during the Accumulation Phase
An election to take out a withdrawal during the Accumulation Phase will be considered an Excess Withdrawal that will be deducted from both the Benefit Base and the Covered Fund Value. The Benefit Base will be adjusted by the ratio of the Covered Fund Value immediately after the Excess Withdrawal to the Covered Fund Value immediately before the Excess Withdrawal. During the Accumulation Phase, all withdrawals, Distributions, and Transfers will result in a permanent reduction in future GAWs.

Numerical Example
Covered Fund Value before the Excess Withdrawal adjustment = $50,000
Benefit Base = $100,000
Excess Withdrawal amount: $10,000
Covered Fund Value after adjustment= $50,000 - $10,000 = $40,000
Covered Fund Value adjustment = $40,000/$50,000 = 0.80
Adjusted Benefit Base = $100,000 x 0.80 = $80,000

Any Transfer out of a Covered Fund(s) by the GLWB Participant during the Accumulation Phase will be an Excess Withdrawal. If a GLWB Participant transfers Variable Account Value out of a Covered Fund, he or she will be prohibited from making any Transfer into the same Covered Fund for at least 90 calendar days.

At the time of any partial or periodic Distribution, if the Covered Person(s) is [55] years of age or older and there has been a distribution event under the Code, the GLWB Participant may elect to begin receiving Installments and establish his or her GAW% at that time. If the GLWB Participant chooses not to establish the GAW%, the Distribution will be treated as an Excess Withdrawal. If the Covered Person(s) is not yet [55] years old, then any partial or periodic Distribution will be treated as an Excess Withdrawal.

Any Distribution from the Covered Fund(s) required to satisfy any Certificate Contribution limitation imposed by the Code on the Plan or on the GLWB Participant will be an Excess Withdrawal at all times.

A GLWB Participant should consult a qualified tax advisor regarding withdrawals to satisfy his or her RMD amount and other tax implications of RMD withdrawals during the Accumulation Phase of the Group Contract.

8.05    Loans During the Accumulation Phase
If the Plan permits loans, loans will be available to a Participant in accordance with the terms set forth in the Plan and the loan application form. Any amount withdrawn from the Covered Fund Value to fund the loan will be treated as an Excess Withdrawal. Loan repayments to the Covered Fund(s) will increase the Benefit Base dollar-for-dollar and are invested in the Covered Fund dollar-for-dollar.
8.06    QDROs during Accumulation Phase
A Participant must notify GWL&A of NY and the Plan Sponsor in the event of divorce, and Plan Sponsor must confirm receipt of such notice with GWL&A of NY. A request in connection with a Qualified Domestic Relations Order (QDRO) must be approved by the Plan Sponsor, except as otherwise agreed, and received in Good Order. GWL&A of NY will make a payment to the Alternate Payees or establish an account on behalf of the Alternate Payees named in such order. As applicable, the Alternate Payees will be treated as a surviving spouse for purposes of Code § 401(a)(9) and will be responsible for submitting a request, in Good Order, to begin Distributions in accordance with the Code.

With respect to a spouse Alternate Payee, GWL&A of NY will establish an account on behalf of the Alternate Payee where the GLWB Participant’s Benefit Base and Covered Fund Value are divided pursuant to the QDRO. Alternatively, a spouse Alternate Payee may elect to either (i) establish a new Benefit Base where the Benefit Base equals the Covered Fund Value on the date the Alternate Payee’s account is established, or (ii) elect to receive a lump sum payment of the applicable portion of the Covered Fund Value in accordance with the QDRO. If the spouse Alternate Payee elects to begin GAWs in accordance with the Group Contract, the spouse Alternate Payee will become the single Covered Person and will be subject to the Plan and Code. The spouse Alternate Payee cannot select a joint Covered Person.

A non-spouse Alternate Payee cannot elect to maintain the current Benefit Base. Additionally, a non-spouse Alternate Payee cannot elect to become a GLWB Participant. With respect to a non-spouse Alternate Payee, GWL&A of NY will make a lump sum payment or transfer outside of the Group Contract of the applicable portion of the Covered Fund Value in accordance with the QDRO.

Any election made by the Alternate Payee pursuant to this section is irrevocable.
8.07    Death during Accumulation Phase
A Beneficiary is not entitled to establish or maintain a Benefit Base or maintain a Covered Fund Value. Additionally, a Beneficiary is not entitled to start or continue to receive GAWs or Installments. If a GLWB Participant dies before the Initial Installment Date, then the deceased GLWB Participant’s Benefit Base will be reduced to zero and the Covered Fund Value (on the date of the GLWB Participant’s death) will be paid to the Beneficiary in a lump sum or in accordance with the terms of the Plan or the Beneficiary’s election.

SECTION 9.	GLWB-THE WITHDRAWAL PHASE
9.01    Calculation of Guaranteed Annual Withdrawal
The GAW is based on a percentage of the Benefit Base pursuant to the schedule set forth on the Certificate Data Page. The GAW is calculated by multiplying the Benefit Base by the GAW percentage (GAW%), based on the age of the Covered Person(s) on the Initial Installment Date.

When a request to begin Installments is made in Good Order, GWL&A of NY will compare the current Benefit Base to the current Covered Fund Value on the day payment of GAWs begins (i.e., the Initial Installment Date). If the Covered Fund Value exceeds the Benefit Base on the Initial Installment Date, then the Covered Fund Value will become the Benefit Base and the GAW will be based on that amount. The GLWB Participant may request a maximum Installment equal to the GAW divided by the number of payments per year under the elected Installment Frequency Option, as defined in Section 9.02.

The GLWB Participant must provide information sufficient for GWL&A of NY to determine the age of each Covered Person. Installments will not begin and an Initial Installment Date will not be recorded until GWL&A of NY receives appropriate information about the Covered Person(s) in Good Order.

Single Covered Person: The Certificate Owner may elect to be the only Covered Person under the Group Contract. GAWs will not begin until the single Covered Person attains age [55] and has a distributable event under the Plan and the Code.

Joint Covered Person: The Certificate Owner may select a joint Covered Person. The joint Covered Person must be the Certificate Owner’s spouse and sole designated beneficiary under the Plan. In the event of divorce, the joint Covered Person is no longer a spouse and, consequently, is no longer a Covered Person. The selection of a joint Covered Person is irrevocable.

GAWs cannot begin until both Covered Persons reach age [55] and there is a distributable event under the Plan and the Code. The GAW% will be determined by the age of the younger Covered Person on the Initial Installment Date.

A GLWB Participant may elect to receive Installments totaling less than the GAW amount.
Example: If the Benefit Base equals $100,000 and the GAW% is 4.00%, then a GLWB Participant can elect to receive the GAW in the form of Installments totaling $4,000, but the Participant may elect to receive Installments totaling less than $4,000.
GWL&A of NY will not increase Installments unless the GLWB Participant provides GWL&A of NY with at least 30 calendar days’ advance notice of the GLWB Participant’s request to increase Installments.

A GLWB Participant who is not receiving the entire GAW in the 12-month period following a Ratchet Date cannot request to receive any amount of the GAW not taken during that 12-month period after such 12-month period has passed.

Withdrawals in excess of the GAW will result in a permanent reduction in future GAWs. A GLWB Participant may contact GWL&A of NY before requesting a withdrawal to obtain a personalized, transaction‑specific, calculation showing the effect of any Excess Withdrawal.

GAWs before age 59½ may result in certain tax penalties, and may not be permissible while the GLWB Participant is still actively employed.

A GLWB Participant should consult a qualified tax advisor regarding withdrawals to satisfy his or her RMD amount and, more generally, the tax implications of RMD withdrawals during the Withdrawal Phase of the Group Contract.
9.02    Installment Frequency Options
Installment Frequency Options are as follows:

•	Annual - the GAW will be paid on the Initial Installment Date and each anniversary annually thereafter.

•	Semi-Annual - half of the GAW will be paid on the Initial Installment Date and in Installments every 6 month anniversary thereafter.

•	Quarterly - one quarter of the GAW will be paid on the Initial Installment Date and in Installments every 3 month anniversary thereafter.

•	Monthly - one-twelfth of the GAW will be paid on the Initial Installment Date and in Installments every monthly anniversary thereafter.
A GLWB Participant can change the frequency of Installments at any time before the Settlement Phase by providing GWL&A of NY with at least 30 calendar days’ advance notice of the GLWB Participant’s request to change the frequency of Installments.
9.03    Effect of Installments on Covered Fund Value
Installments will reduce the Covered Fund Value on a dollar-for-dollar basis.
9.04    Ratchet to Benefit Base during the Withdrawal Phase
On each Ratchet Date, the Benefit Base automatically adjusts to the greater of:

•	the current Benefit Base; and

•	the current Covered Fund Value.
GWL&A of NY will not automatically increase Installments to reflect a Ratchet. If the GAW amount is increased by Ratchet, GWL&A of NY will increase Installments only if directed to do so by the GLWB Participant.
9.05    Resets of Guaranteed Annual Withdrawals during the Withdrawal Phase
On the Ratchet Date each year after a GLWB Participant has begun receiving GAWs, GWL&A of NY will determine whether the Covered Fund Value as of the Ratchet Date multiplied by the GAW% (based on the GLWB Participant’s Attained Age on such Ratchet Date) is greater than the current Benefit Base multiplied by the current applicable GAW%. If so, GWL&A of NY will automatically reset the GLWB Participant’s Benefit Base to the Covered Fund Value as of the Ratchet Date, and reset the GAW% to the GAW% for the GLWB Participant’s Attained Age as of the Ratchet Date. If a Reset of the GAW amount occurs, it will be effective on that Ratchet Date; the Ratchet Date does not change as a result of a Reset of the GAW amount.

GWL&A of NY will not increase Installments paid to a GLWB Participant to reflect a GAW increased by Reset unless directed to do so by the GLWB Participant.

Numerical Example When Reset is Beneficial:
Age at Initial Installment Date: 60
Attained Age: 70
Covered Fund Value = $120,000
Current Benefit Base = $125,000
Current GAW% before Ratchet Date: 4%
Attained Age GAW% after Ratchet Date: 6%
(Current GAW%) x (Current Benefit Base) = 4% x $125,000 = $5,000
(Attained Age GAW%) x (Covered Fund Value) = 6% x $120,000 = $7,200
Because the new GAW ($7,200) is greater than the current GAW ($5,000), there is a Reset.
New GAW is $7,200
New Benefit Base is $120,000
New GAW% is 6%

Numerical Example When Reset is NOT Beneficial:
Age at Initial Installment Date: 60
Attained Age: 70
Covered Fund Value = $75,000
Current Benefit Base = $125,000
Current GAW % before Ratchet: 4%
Attained Age GAW% after Ratchet Date: 6%
(Current GAW%) x (Current Benefit Base) = 4% x $125,000 = $5,000
(Attained age withdrawal %) x (Covered Fund Value) = 6% x $75,000 = $4,500
Because $4,500 is less than current GAW of $5,000, there is no Reset
9.06    Effect of Excess Withdrawals during the Withdrawal Phase
After the Initial Installment Date, a Distribution or Transfer combined with all other amounts in excess of the GAW will be considered an Excess Withdrawal. The Benefit Base and GAW will be adjusted by the ratio of the new Covered Fund Value (after the Excess Withdrawal) to the previous Covered Fund Value (after the GAW).

Numerical Example:
Covered Fund Value before GAW = $55,000
Benefit Base = $100,000
GAW %: 5%
GAW Amount = $100,000 x 5% = $5,000

Total annual withdrawal: $10,000
Excess Withdrawal = $10,000 - $5,000 = $5,000
Covered Fund Value after GAW = $55,000 - $5,000 = $50,000
Covered Fund Value after Excess Withdrawal = $50,000 - $5,000 = $45,000
Covered Fund Value Adjustment due to Excess Withdrawal = $45,000/$50,000 = 0.90
Adjusted Benefit Base = $100,000 x 0.90 = $90,000
Adjusted GAW Amount (assuming no Benefit Base increase on succeeding Ratchet Date) = $90,000 x 5% = $4,500

If an Excess Withdrawal occurs, GWL&A of NY will adjust the Covered Fund Value, Benefit Base, GAW, and Installments as follows:

•	The Benefit Base, Covered Fund Value, and GAW are adjusted immediately in the event of an Excess Withdrawal.

•
If such an adjustment results in a lower GAW amount, GWL&A of NY will not decrease any remaining Installments scheduled to be paid before the next Ratchet Date unless directed to do so by the GLWB Participant. However, on the next Ratchet Date, GWL&A of NY will automatically reduce the amount of the Installments in accordance with Section 9 of the Group Contract to reflect the adjusted GAW.

9.07    Effect of Loan
If a Plan permits loans:

•	A GLWB Participant with an outstanding loan balance can begin receiving GAWs.

•	A GLWB Participant in the Withdrawal Phase can elect to take a loan.

A loan is treated as an Excess Withdrawal and reduces the Benefit Base proportionally to the amount by which the loan reduces the Covered Fund Value. Loan repayments allocated to applicable Covered Funds will be treated as additional Certificate Contributions and will increase the Benefit Base dollar for dollar.
9.08    Lump Sum Distributions and Change of Installment Frequency during Withdrawal Phase
The GLWB Participant may request to change the Installment frequency during the Withdrawal Phase. Each such request must be in Good Order.

At any time during the Withdrawal Phase, the GLWB Participant receiving Installments more frequently than annually may elect to take a lump sum distribution up to the remaining scheduled amount of the GAW for that year

(i.e., the 12-month period from one Ratchet Date to the next Ratchet Date). It is the GLWB Participant’s responsibility to request the suspension of the remaining Installments that are scheduled to be paid during the year (until the next Ratchet Date) and to re-establish Installments that will commence upon the next Ratchet Date, if applicable.

•
If the GLWB Participant chooses not to suspend remaining Installments for the year, Excess Withdrawals may occur and, consequently, a Benefit Base adjustment may also occur. Except as otherwise provided in Section 9.06, Installments will continue at the amount and frequency previously elected until changed by the GLWB Participant and, accordingly, Excess Withdrawals may continue to occur.

•
If the GLWB Participant elects to suspend the remaining Installments, no additional Installments will be made unless the GLWB Participant notifies GWL&A of NY to recommence Installments. To recommence Installments, the GLWB Participant must provide GWL&A of NY with at least 30 calendar days’ advance notice of the GLWB Participant’s request to recommence Installments.

A GLWB Participant’s Withdrawal Phase Ratchet Date will remain in effect while Installments are suspended.
9.09    QDROs during Withdrawal Phase
A Participant must notify GWL&A of NY and the Plan Sponsor in the event of divorce, and Plan Sponsor must confirm receipt of such notice with GWL&A of NY. A request in connection with a Qualified Domestic Relations Order (QDRO) must be approved by the Plan Sponsor, except as otherwise agreed, and received in Good Order. GWL&A of NY will make payment to Alternate Payees or establish an account on behalf of the Alternate Payees named in such order. As applicable, the Alternate Payees will be treated as a surviving spouse for purposes of Code § 401(a)(9) and will be responsible for submitting a request, in Good Order, to begin Distributions in accordance with the Code.

Pursuant to the instructions in the QDRO, if there is a single Covered Person, the Participant’s Benefit Base and his or her respective Covered Fund Value will be divided in the proportion specified in the QDRO as of the effective date of the QDRO. The Participant may continue to receive the proportional GAWs after the Participant Accounts are split. With respect to a spouse Alternate Payee, GWL&A of NY will establish an account on behalf of the Alternate Payee where the GLWB Participant’s Benefit Base and Covered Fund Value are divided pursuant to the QDRO and where the Alternate Payee is in the Accumulation Phase. Alternatively, a spouse Alternate Payee may elect to either (i) establish a new Benefit Base in the Accumulation Phase where the Benefit Base equals the Covered Fund Value on the date the Alternate Payee’s account is established, or (ii) elect to receive a lump sum payment of the applicable portion of the Covered Fund Value in accordance with the QDRO. If the spouse Alternate Payee elects to begin GAWs in accordance with the Group Contract, the spouse Alternate Payee will become single Covered Person and will be subject to the Plan, Group Contract, and Code. The spouse Alternate Payee cannot select a joint Covered Person.

If there are joint Covered Persons, the Participant’s Benefit Base and respective Covered Fund Value will be divided as specified in the QDRO as of the effective date of the QDRO. The Participant may continue to receive the proportional GAWs after the Participant Accounts are split, based on the amounts calculated pursuant to the joint Covered Person GAW%. After the split, the Participant will continue to receive the joint Covered Person GAW% for the life of the Participant, but the Participant cannot select a new joint Covered Person - the Participant will be deemed to have selected a joint Covered Person of the same age and date of birth of the Participant where the joint Covered Person predeceased the Participant. With respect to a spouse Alternate Payee, GWL&A of NY will establish an account on behalf of the Alternate Payee where the GLWB Participant’s Benefit Base and Covered Fund Value are divided pursuant to the QDRO and where the Alternate Payee is in the Accumulation Phase. Alternatively, a spouse Alternate Payee may elect to either (i) establish a new Benefit Base in the Accumulation Phase where the Benefit Base equals the Covered Fund Value on the date the Alternate Payee’s account is established, or (ii) elect to receive a lump sum payment of the applicable portion of the Covered Fund Value in accordance with the QDRO. If the spouse Alternate Payee elects to begin GAWs in accordance with the Group Contract, the spouse Alternate Payee will only receive the applicable joint Covered Person GAW% set forth on the Certificate Data Page for the life of the Alternate Payee, and the spouse Alternate Payee will not be able to select a new joint Covered Person - the spouse Alternate Payee shall be deemed to have selected a joint Covered Person of the same age and date of birth of the Alternate Payee where the joint Covered Person predeceased the spouse Alternate Payee.

Regardless of whether there is a single Covered Person or joint Covered Persons, a non-spouse Alternate Payee cannot elect to maintain the current Benefit Base. Additionally, a non-spouse Alternate Payee cannot elect to become a GLWB Participant. With respect to a non-spouse Alternate Payee, GWL&A of NY will make a lump sum payment of or transfer outside of the Group Contract the applicable portion of the Covered Fund Value in accordance with the QDRO.

If GLW&A of NY does not receive a QDRO, the Plan Participant’s former spouse will not be eligible to receive GAWs under the Group Contract. In such case, the former spouse shall be deemed to have predeceased the GLWB Participant, which means that the Participant will continue to receive the GAWs for his or her life, but GAWs will not continue for the former spouse’s life because the former spouse will no longer qualify as a Covered Person.

Any election made by the Alternate Payee pursuant to this section is irrevocable.
9.10    Vesting
A GLWB Participant must be fully vested under the Plan before he or she can begin receiving GAWs.

Should a GLWB Participant not become fully vested because of severance from service or for any other reason, any unvested Covered Fund Value will be returned pursuant to the Plan’s instructions. Any amount returned pursuant to the Plan’s instructions is considered an Excess Withdrawal and the Benefit Base will be adjusted proportionately.
9.11    Payments on Death During Withdrawal Phase
If the GLWB Participant Dies After the Initial Installment Date as a Single Covered Person
If the GLWB Participant dies after the Initial Installment Date without a second Covered Person, the GLWB will terminate and no further Installments will be paid. The remaining Covered Fund Value will be distributed to the Beneficiary in accordance with Plan provisions or a separate Beneficiary election. A Beneficiary is not entitled to establish or maintain a Benefit Base. Additionally, a Beneficiary is not entitled to start or continue to receive Installments or GAWs.

If the GLWB Participant Dies After the Initial Installment Date and while a Joint Covered Person is Living
If permitted by the Contract and the Code, upon the death of a GLWB Participant who has selected a joint Covered Person, the joint Covered Person will receive, until his or her death, Installments based on the deceased GLWB Participant’s election. Upon death of the joint Covered Person, the GLWB will terminate, no further Installments will be paid, and any remaining Covered Fund Value will be distributed in accordance with the Code and the terms of the Plan.

Alternatively, the surviving Covered Person may elect to receive the Covered Fund Value as a lump sum distribution.

Any election made by the Beneficiary pursuant to this section is irrevocable.

SECTION 10.	GLWB-THE SETTLEMENT PHASE
10.01    Group Contract Rights and Benefits
The Settlement Phase begins when the Covered Fund Value declines to zero by means other than an Excess Withdrawal, provided the Benefit Base remains positive. When the Settlement Phase begins, if the remaining Covered Fund Value is less than the amount of the final Installment in the Withdrawal Phase, GWL&A of NY will pay the remaining balance of the Installment within 7 calendar days from the Installment Date. During the Settlement Phase, rights to receive Installments will continue, but all other rights and benefits under the Group Contract will terminate.
10.02    Fees
The Guarantee Benefit Fee (described in Section 13) will not be deducted during the Settlement Phase.
10.03    Installments
GWL&A of NY will continue to pay Installments at the frequency selected by the GLWB Participant and in effect at the time the Covered Fund Value declines to zero. The amount and frequency of Installments cannot be changed during the Settlement Phase.

GWL&A of NY will automatically adjust the Installments to reflect the GAW amount once the Settlement Phase begins.
10.04    QDROs during the Settlement Phase
If a request made in connection with a QDRO is made during the Settlement Phase, and received in Good Order, GWL&A of NY will divide the Installment pursuant to the terms of the QDRO, but Installments will not continue beyond the date on which they would have otherwise terminated had the divorce not occurred.
10.05    Death during the Settlement Phase
When the last Covered Person dies during the Settlement Phase, the GLWB will terminate and no additional Installments will be paid to the Beneficiary.

SECTION 11.	DISTRIBUTIONS FROM ACCOUNTS
11.01    Distribution Requirements
Notwithstanding any provision herein to the contrary, distributions to a Payee entitled to receive all or a portion of the Variable Account Value may only be made in accordance with the terms of the Plan and applicable Code sections and the Group Contract, and will be tax reported under the applicable rules in effect on the date of distribution. GWL&A of NY will rely on information provided by Plan Sponsor or its designee with respect to the timing and amount of any benefit payable to a Payee under the Group Contract. GWL&A of NY will not process any distributions to a Payee without instructions from the Plan Sponsor or its designee.

No amounts, including all monies transferred from a custodial account in accordance with the provisions of Code § 403(b)(7), and interest and investment earnings, will be paid or made available to any Payee before:

(a)	The Participant dies;

(b)	The Participant attains age 59½;

(c)	The Participant severs employment;

(d)	The Participant becomes disabled within the meaning of Code § 72(m)(7);

(e)	In the case of Contributions made pursuant to a salary reduction agreement (but not earnings), the Participant incurs a financial hardship as allowed by the Code and/or the Plan; or

(f)	The Participant requests a plan-to-plan transfer to purchase service credit in a governmental defined benefit plan as allowed under the Code and by the Plan.
11.02    Rollovers
If the Payee of an eligible rollover distribution elects to have the distribution paid directly to a specified eligible retirement plan, as defined in Code § 402(c)(8)(B), then the distribution will be paid to that eligible retirement plan in a direct rollover. If the Plan provides for mandatory distributions under Code § 401(a)(31)(B), such distributions will be sent to the IRA provider selected by Plan Sponsor pursuant to the Plan Sponsor’s or its designee’s instructions. A rollover distribution may reduce the Benefit Base to zero.
11.03    Establishment of Alternate Payee Account
A request in connection with a Qualified Domestic Relations Order (QDRO) must be approved by Plan Sponsor or its designee, and received in Good Order. GWL&A of NY will make payment to the Alternate Payee and/or establish an account on behalf of the Alternate Payee named in such order. If applicable, the Alternate Payee will be treated as a surviving spouse for purposes of Code § 401(a)(9) and will be responsible for submitting a request, in Good Order, to begin Distributions in accordance with the Code.
11.04    Required Minimum Distributions
Participants are required by the Code to begin receiving required minimum distributions (“RMDs”) as of their required beginning date, which is generally April 1 of the calendar year following the later of: (a) attainment of age 70½; or (b) retirement, or such other date as may be prescribed in the Code. RMDs made under this Group Contract will reduce Covered Fund Value and will be made only in a manner consistent with Code § 401(a)(9). It is a Participant’s or Plan Sponsor’s responsibility to request payments in accordance with the minimum distribution requirements; such requests must be in Good Order. GWL&A of NY is not responsible for any penalties resulting from a failure to request timely payments in the proper amount.

Any RMDs during the Accumulation Phase are considered Excess Withdrawals.

During the Withdrawal Phase, withdrawals taken to satisfy RMD requirements of a Covered Person will not be treated as Excess Withdrawals to the extent that the RMD is attributable to his or her Covered Fund Value, which is the proportional amount of the total account value under the Plan that is invested in Covered Funds, and the RMD election is based on life expectancy.

RMD Numerical Example #1:

•	Total Account Value under the Plan= $100,000

•	SecureFoundation Covered Fund Value = $50,000 (50% of total account value under the Plan)

•	Plan Account Value Held in Other Investments= $50,000 (50% of total account value under the Plan)

•	GAW = $2,500

•	Total RMD Attributable to the Plan = $3,000

•	RMD attributable to the SecureFoundation Covered Fund = $3,000 x 0.50 = $1,500

Under these circumstances, the GLWB Participant may take the full $2,500 GAW, but the remaining $500 needed for RMDs would be considered an Excess Withdrawal if taken from the Covered Fund. To avoid the Excess Withdrawal, the GLWB Participant would need to take the remaining $500 RMD from the GLWB Participant’s other Plan account assets.

RMD Numerical Example #2:

•	Total Account Value under the Plan = $100,000

•	SecureFoundation Covered Fund Value = $50,000 (50% of total account value under the Plan)

•	Plan Account Value Held in Other Investments = $50,000 (50% of total account value under the Plan)

•	GAW = $2,500

•	Total RMD Attributable to the Plan = $6,200

•	RMD attributable to the SecureFoundation Covered Fund = $6,200 x 0.50 = $3,100

Under these circumstances, the GLWB Participant may take the full $2,500 GAW and may take an additional $600 for RMDs out of the Covered Fund - this additional $600 needed for RMDs would not be considered an Excess Withdrawal. In order to satisfy the remaining $3,100 in RMDs without taking an Excess Withdrawal, the GLWB Participant would need to withdraw the remaining $3,100 from the GLWB Participant’s other Plan account assets.

A GLWB Participant should consult a qualified tax advisor regarding withdrawals to satisfy his or her RMD amount.
11.05    Distributions after the GLWB Participant’s Death
If the GLWB Participant dies during the Accumulation Phase, then any amounts payable to the Beneficiary will be paid or distributed as provided in Section 8.07. If the GLWB Participant dies during the Withdrawal Phase, then any amounts payable to the Beneficiary will be paid or distributed as provided in Section 9.11.

Distributions to Beneficiaries must begin at the time prescribed by, and in a manner and amount consistent with, Code § 401(a)(9) as it is in effect at the time of the Distribution. It is the Beneficiary’s responsibility to request payments and to pay any penalties resulting from a failure to request timely payments in the proper amount; any such request must be in Good Order. A Beneficiary may not receive more than the Variable Account Value.

When the last Covered Person dies during the Settlement Phase, the GLWB will terminate and no additional Installments will be paid to the Beneficiary.
11.06    Plan-to-Plan Transfers
A GLWB Participant or Beneficiary may direct that all or a portion of the Variable Account Value be transferred in a single sum to a contract under the retirement plan of another plan sponsor. Such transfers will be treated as Excess Withdrawals, and will be permitted provided:

•	Both the transferor and transferee retirement plan provide for such transfers, and the transfer satisfies the terms of the Plan and applicable provisions of the Code;

•	In the case of a transfer for a GLWB Participant, the GLWB Participant is an employee or former employee of the plan sponsor (or the business of the plan sponsor) for the receiving plan;

•	In the case of a transfer for a Beneficiary, the GLWB Participant was an employee or former employee of the plan sponsor (or the business of the plan sponsor) for the receiving plan;

•	GWL&A of NY receives a request, in Good Order, for such transfer; and

•	The restrictions, if any, contained in any riders allow such transfer.

SECTION 12.	ANNUITY PAYMENT OPTIONS
12.01    Overview
A GLWB Participant may choose to purchase an annuity in accordance with Section 12 of the Group Contract by providing GWL&A of NY written notice of the GLWB Participant’s Annuity Commencement Date, annuity option, and the frequency of annuity payments. In order to purchase, or change the election of, an annuity, GWL&A of NY must receive, in Good Order, the GLWB Participant’s request at least 30 calendar days before the Annuity Commencement Date. The Annuity Commencement Date can be no later than the GLWB Participant’s 99th birthday.

The minimum amount that may be applied under the elected annuity option is [$5,000]. If any payments to be made under the elected annuity payment option will be less than [$50], GWL&A of NY may make the payments in the most frequent interval that produces a payment of at least [$50].

If a GLWB Participant is entitled to distributions under applicable terms and provisions of the Plan and begins receiving annuity payments, then the GLWB will terminate for those Covered Fund assets applied to an annuity payment option and all previously incurred Guarantee Benefit Fees will not be refunded.
12.02    Annuity Payment Options
If, based upon information provided by Plan Sponsor, the GLWB Participant or Beneficiary is entitled to a Distribution under the applicable terms and provisions of the Plan and the Code sections governing the Plan, all or a portion of the Variable Account Value may be applied to an annuity payment option selected by the GLWB Participant or Beneficiary, so long as the requirements of Code § 401(a)(9) are met. Thereafter, the Group Contract will no longer be applicable with respect to amounts applied to the annuity payment option. GWL&A of NY will issue to the GLWB Participant or Beneficiary to whom annuity payments are to be made an annuity certificate describing the material provisions and benefits payable under the elected annuity payment option. Subject to the terms of the Plan, a GLWB Participant may elect the following annuity payment options:

•	Paid-Up Fixed Life Only Annuity; and

•	Paid-Up Fixed Joint and Survivor Annuity.
The GLWB Participant may also select any other annuity payout option permitted by the Plan that GWL&A of NY may make available.
The GLWB Participant will be the payee of the annuity payout options made available, unless GWL&A of NY receives other instructions in Good Order.
The amount used to purchase an annuity under Section 12 of the Group Contract is: (i) the portion of the vested Variable Account Value elected by a GLWB Participant, less (ii) any applicable tax, and less (iii) any fees and charges described in the Group Contract.
Annuities will be purchased using GWL&A of NY’s current purchase rates for contracts of this class at the time the annuity is purchased under Section 12 of the Group Contract. These rates will be at least as favorable to the Annuitant as an annuity purchased with rates based on the following actuarial assumptions:

•	Interest Rate Assumption: [1.00%]

•
Mortality Assumption: [2012 IAM Basic Female mortality table with Projection Scale G2 improvement factors applied; Static improvement from year of table (2012) to year of the fixed paid-up annuity certificate issue, generational improvement thereafter]

•	Loading: [5.00%]

GWL&A of NY will review this guaranteed actuarial basis annually and may change it by providing at least 90 calendar days’ advance written notice to the Plan Sponsor. However, GWL&A of NY cannot change this guaranteed actuarial basis for the first 60 months after the effective date of the Group Contract. After the first 60 months of the Group Contract, unless GWL&A of NY and Plan Sponsor otherwise agree in writing, GWL&A of NY will only change the guaranteed actuarial basis once in any sixty 60 month period, in which case the actuarial basis will be at least as favorable as the actuarial basis GWL&A of NY offers to any other Group Contractholder in the same class as the Group Contract at the time of such change.

The Plan Sponsor is responsible for determining the extent to which the Qualified Joint and Survivor Annuity (“QJSA”) and Qualified Preretirement Survivor Annuity rules under the Code or ERISA are applicable, and for compliance with such rules to the extent applicable.
12.03    Proof of Age and Survival
GWL&A of NY reserves the right to require proof of the annuitant’s or the GLWB Participant’s age before the date annuity payments begin. In addition, for life contingent annuity options, GWL&A of NY may require evidence of survival of any GLWB Participant periodically on or after the date annuity payments begin.

SECTION 13.	CHARGES AND OTHER FEES
13.01    Guarantee Benefit Fee
An annual fee will be deducted from the Variable Account Value. GWL&A of NY will begin deducting the Guarantee Benefit Fee as follows:

•	from Covered Fund Value attributable to investment in a GWL&A of NY SecureFoundation Lifetime Fund, ten years before the “target date” of that Covered Fund;

•	from Covered Fund Value attributable to investment in all other Covered Funds, at the time Certificate Contributions and deposits are paid into the corresponding Variable Account.
Because the Benefit Base cannot exceed [$5,000,000], GWL&A of NY will not assess the Guarantee Benefit Fee on the portion of the Variable Account Value that exceeds [$5,000,000].

One-twelfth of the Guarantee Benefit Fee is deducted on a monthly basis in arrears, and will be paid by redeeming the number of Covered Fund shares or units equal in value to the Guarantee Benefit Fee amount. The percentage amount of the Guarantee Benefit Fee will not be lower than 0.70% and not higher than 1.50%, on an annualized basis, of the Variable Account Value attributable to investment in the Covered Fund. GWL&A of NY will inform the GLWB Participant of the current percentage amount of the Guarantee Benefit Fee. GWL&A of NY reserves the right to change the amount of and the frequency of the deduction of the Guarantee Benefit Fee, and will notify the GLWB Participant in writing at least [30] calendar days before any such change.

However, GWL&A of NY will first begin assessing the Guarantee Benefit Fee in the first month following the month in which the Benefit Base is established to the extent all of the following occur: (1) the Plan Sponsor causes its Participants to invest in a Covered Fund; (2) this investment is in a Covered Fund where the Benefit Base is established immediately upon investment; and (3) this investment in the Covered Fund occurs in the same month as the Group Contract effective date and is the result of a conversion to GWL&A of NY from a previous provider.

The GLWB will terminate for a GLWB Participant if GWL&A of NY does not receive the Guarantee Benefit Fee assessed on his or her Covered Fund Value on the date it is due.

The Guarantee Benefit Fee is not deducted during the Settlement Phase.
13.02    Variable Asset Charge
A charge deducted from the Variable Account Value. One three hundred sixty-fifth (or one three hundred sixty-sixth in leap years) of the per annum charge is deducted daily. This charge will compensate GWL&A of NY for the expense risk it assumes in issuing and administering the Group Contract and administering the Variable Annuity-8 Series Account. The Variable Asset Charge is assessed on the basis of Variable Account Value and collected through the calculation of the net investment factor described in Section 4.03. The annualized rate of this charge will not exceed 1.00%.

13.03    Contract Maintenance Charge
GWL&A of NY may assess a charge to reimburse GWL&A of NY and/or its affiliates for the costs of maintaining the Contract, including the costs for providing accounting and recordkeeping services. This charge will not be higher than $100.00 per year.
13.04    Covered Fund Expenses
The Variable Annuity-8 Series Account purchases shares of the Covered Funds that are available as investment options under the Group Contract at net asset value or unit value. The net asset value or unit value of each Covered Fund reflects expenses already deducted from the assets of that Covered Fund. Those asset-based fees, referred to as an “expense ratio,” consist of investment management fees, administrative expenses, and revenue sharing fees. The fees and expenses of the Covered Funds are not charges under the Group Contract, but are reflected in the share value of each Covered Fund.

The provider of a Covered Fund may assess redemption fees. Any such fees will be deducted from Variable Account Value.
13.05    Deductions for Premium Taxes and Other Taxes
Some states or other governmental entities charge premium taxes or similar taxes. GWL&A of NY is responsible for the payment of any such taxes and reserves the right to deduct the premium tax from Variable Account Values when the tax is due. GWL&A of NY will give notice to all GLWB Participants before imposing any such deductions from Variable Account Values. The applicable premium tax rates are subject to change by the respective state legislatures, by administrative interpretations, or by judicial act.

In addition, GWL&A of NY reserves the right to deduct charges in the future for federal, state, and local taxes for the economic burden resulting from the application of any tax laws that GWL&A of NY determines to be attributable to the Group Contract.
13.06    Service Charges and Fees
GWL&A of NY and/or its affiliates and the Plan Sponsor may enter into agreements for services to the Plan not otherwise provided for under the Group Contract. Charges and fees for these services are described in the agreement between GWL&A of NY and the Plan Sponsor.
13.07    Payment of Charges and Fees
With the exception of the Variable Asset Charge, the Guarantee Benefit Fee, and Covered Fund expenses, all charges and fees under the Group Contract may be billed directly to Plan Sponsor. If Plan Sponsor does not elect to have such charges and fees billed to Plan Sponsor, such charges and fees will be deducted from the Variable Account Value.

In all instances in which the Plan Sponsor has elected to be billed for any fees and charges and any of the fees or charges are unpaid after the date billed, as disclosed in and pursuant to the procedures in the fee disclosure and/or service agreement for the Plan and the Group Contract, Plan Sponsor and Contractholder hereby instruct GWL&A of NY to debit Participant Accounts. GWL&A of NY may continue to deduct charges and fees quarterly from Participant Accounts unless and until Plan Sponsor provides GWL&A of NY with written instructions to reinitiate billing.

[GWL&A of NY may change any charges and fees upon not fewer than [30] calendar days advance written notice to Plan Sponsor.]
13.08    Grace Period
There is a grace period of [31] calendar days following the payment due date for remittance to GWL&A of NY of payments for fees and charges assessed under the Group Contract. During such grace period, the Group Contract will remain in force.

SECTION 14.	OTHER PROVISIONS
14.01     Loans
If the Plan permits loans, loans will be available to a Participant in accordance with the terms set forth in the Plan and the loan application form.
14.02     Misstatement of Age or Death
GWL&A of NY may require adequate proof of the age and death of the GLWB Participant before processing a request for GAWs and annuity payments. If the age of the GLWB Participant has been misstated, the Installment or annuity payment established for him or her will be made on the basis or his or her correct age.

If Installments or annuity payments made were too large because of a misstatement of age, GWL&A of NY may deduct the difference from the next payment or payments with interest at a rate of [3.00%]. If payments were too small, GWL&A of NY may add the difference to the next payment with interest at a rate of [3.00%]. Any interest payable will be made at the rate required by law.

SECTION 15.	GROUP CONTRACT TERMINATION
15.01    Notice of Group Contract Termination
Unless otherwise provided in the Group Contract, either GWL&A of NY or Plan Sponsor may terminate the Group Contract with advance written notice to the other party. The Group Contract termination date will be the [75th] calendar day after the date written notice is received in Good Order. If the [75th] calendar day is not a Business Day, the Group Contract termination date will be the Business Day immediately following the [75th] calendar day. Before the Group Contract termination date, GWL&A of NY and Plan Sponsor may agree to an alternate Group Contract termination date. Group Contract termination will not occur on the date selected by Plan Sponsor unless GWL&A of NY has received all required information. In such event, GWL&A of NY will maintain Variable Account Values until GWL&A of NY receives all required information.
15.02    Group Contract Termination Provisions
Plan Sponsor will direct GWL&A of NY to pay the Variable Account Value as follows. Upon request, made in Good Order, GWL&A of NY will remit the Variable Account Values at market value pursuant to Plan Sponsor’s instructions within 7 calendar days after the Group Contract termination date. Under the terms of the Group Contract, Plan Sponsor and Contractholder hereby instruct GWL&A of NY to deduct any outstanding charges and fees, including the contract termination charge, if applicable, due to GWL&A of NY from the amount remitted from any Variable Accounts.
15.03    If the Plan Sponsor Terminates the Group Contract
If the Plan Sponsor terminates the Group Contract, all benefits, rights, and privileges provided by the Group Contract, including without limitation, the GLWB, terminate. However, with respect to GLWB Participants in the Settlement Phase on the Group Contract termination date, such benefits, rights, and privileges are not terminated until payments cease in accordance with Section 10.05 of the Group Contract and as described in Section 10.05 of this Certificate. If the Plan Sponsor terminates the Group Contract, the Plan Sponsor may not apply for a new contract until 90 calendar days after the date the Group Contract terminates. In this event, the provisions in the Group Contract will no longer apply.
The Benefit Base and Covered Fund Value will be reduced to zero and any and all other benefits provided under the Group Contract will terminate on the Group Contract termination date for GLWB Participants who: (i) are not eligible to receive distributions under the Plan; or (ii) are eligible to receive their distributions, but do not take a distribution and roll over the Covered Fund Value to an IRA offering the GLWB (in accordance with Section 15.06 of the Group Contract and as described in Section 15.05 of this Certificate) before the Group Contract termination date.
15.04    If GWL&A of NY Terminates the Group Contract
If GWL&A of NY terminates the Group Contract, such termination will not adversely affect the GLWB Participant’s rights under the Group Contract, except that additional Certificate Contributions may not be invested in the Covered Funds other than reinvested dividends and capital gains.

15.05    Other Termination
The Group Contract and the GLWB will automatically terminate if: (i) the Plan Sponsor discontinues the use of a GWL&A of NY approved Covered Fund, (ii) GWL&A of NY is unable to collect the Guarantee Benefit Fee; or (iii) GWL&A of NY cannot effectively administer the GLWB. Should the Group Contract terminate under the circumstances described in Section 15.06 of the Group Contract and in this subsection of the Certificate, the Plan Sponsor, rather than GWL&A of NY, will be treated as having terminated the Group Contract.
In the event of Group Contract termination, any GLWB Participant who is eligible to receive Distributions under the Plan before the Group Contract termination date may retain his or her Benefit Base under the Group Contract and any applicable GAW, as of the date of Distribution from the Covered Funds by electing a direct rollover of his or her Covered Fund assets to an Individual Retirement Account (“IRA”) or Individual Retirement Annuity so long as such IRA or Individual Retirement Annuity offers a GWL&A of NY approved GLWB feature. If a GLWB Participant chooses to transfer his or her Covered Fund assets to any investment vehicle not offering a GLWB portability option, the GLWB Participant’s Benefit Base and any applicable GAW, will be reduced to zero as of the date of the Distribution from the Covered Funds.

SECTION 16.	CERTIFICATE TERMINATION

The Certificate will terminate upon the earliest of:

•	The date of death of the GLWB Participant if there is no surviving Covered Person.

•	The date there is no longer a Covered Person under the Certificate.

•	The date the Group Contract terminates pursuant to Section 15 of the Group Contract.

•	Subject to Section 13.08, the date that the Guarantee Benefit Fee is not received by GWL&A of NY on the date it is due.

SECTION 17.	GENERAL PROVISIONS
17.01    Certificate
GWL&A of NY has issued a Certificate, setting forth, in substance, the rights and privileges to which the GLWB Participant is entitled under the Group Contract to each GLWB Participant of a retirement plan that meets the applicable requirements of Code § 403(b).

GWL&A of NY will also issue a certificate for delivery:

•
to each person to whom annuity benefits are being paid pursuant to Section 12 of the Group Contract, a statement setting forth, in substance, the benefits payable under the elected annuity payment option; and

•	to each GLWB Participant reaching the Settlement Phase pursuant to Section 10 of the Group Contract.
17.02    Group Contract Modification
GWL&A of NY may modify the Group Contract from time to time to conform it to tax or other law, including applicable regulations and rulings, without consent of Plan Sponsor, the Group Contractholder or any other person. GWL&A of NY will provide written notice and a copy of any such modification to Plan Sponsor as soon as reasonably practicable. Only the President, Vice-President, or Secretary of GWL&A of NY, or their authorized designees, can agree on behalf of GWL&A of NY to modify any provisions of the Group Contract.
Plan Sponsor and GWL&A of NY may, by written agreement, make other modifications to the Group Contract, subject to the approval of the appropriate state department of insurance, if applicable. No such modification will, without the written consent of Plan Sponsor, affect the terms, provisions, or conditions of the Group Contract, which are or may be applicable to Certificate Contributions made before the date of such modification.
17.03    Plan Provisions
In all cases, the Plan document determines (subject to the Code) the specific features of the Plan, which may include the availability of certain types of investment options, distributions, loans, and other features allowed but not required under the Code. Any provision of this Certificate or the Group Contract which relates to a feature that conflicts with the Plan does not apply.

By issuing the Group Contract and this Certificate, GWL&A of NY does not undertake to either determine whether any payment, Distribution or Transfer complies with the terms of the Plan or applicable law, or otherwise administer the Plan.
17.04    Non-Participating
The Group Contract is Non-Participating and will not share in any divisible surplus of GWL&A of NY.
17.05    Currency and Certificate Contributions
All amounts to be paid to or by GWL&A of NY must be in currency of the United States of America. All Certificate Contributions must be made payable to GWL&A of NY or to a designee approved by GWL&A of NY.
17.06    Notices or other Communications
GWL&A of NY may provide any notice or demand to Plan Sponsor, Group Contractholder, GLWB Participant, Covered Person, Beneficiary, Alternate Payee or other person by either sending it to such person’s last known address, email address, or facsimile number on file with GWL&A of NY, or by posting it to an electronic network or website so long as a separate email notice is sent to the email address on file with GWL&A of NY.
An application, report, request, election, direction, notice or demand by a Group Contractholder, any GLWB Participant or other Covered Person(s), if applicable, must be made in Good Order. When GWL&A of NY requires it, Plan Sponsor will obtain the signature(s) of the Payee on forms provided by GWL&A of NY. GWL&A of NY must first approve any written materials describing the Group Contract or the Certificate that are developed by any other person.
17.07    Disclaimer
Nothing contained in the Group Contract or this Certificate will be construed to be tax or legal advice, and GWL&A of NY assumes no responsibility or liability for any costs, including but not limited to taxes, penalties or interest incurred by the Group Contractholder, any GLWB Participant or Covered Person, or any other person, if applicable, arising out of a determination of liability. GWL&A of NY is not liable for the negligence, willful misconduct, or failure to perform of any third party.
17.08    Representations
GWL&A of NY is entitled to rely and act solely on the reports, directions, proofs, notices, elections, and other information furnished to it by the Group Contractholder, Participants, Covered Persons, Alternate Payees, Beneficiaries, or their respective agents, and such acts will be conclusive and binding as to all persons or entities claiming an interest hereunder.
17.09    Non-Waiver
GWL&A of NY may, in its sole discretion, elect not to exercise a right, privilege, or option under the Group Contract. Such election will not constitute a waiver of the right to exercise such right, privilege, or option at any subsequent time, nor will it constitute a waiver of any provision of the Group Contract.
17.10    Applicable Tax
An applicable tax may be assessed on the Covered Fund Value or any distribution, based on applicable state law during the term of the Group Contract.
17.11    Information
Plan Sponsor will furnish all information that GWL&A of NY may reasonably require for the administration of the Group Contract. GWL&A of NY is not responsible for any obligation under the Group Contract or the Certificate until it receives all requested information in Good Order.